Exhibit 99.1

Dendreon Announces Preliminary Fourth Quarter 2013 Revenues

SEATTLE, January 13, 2014 – Dendreon Corporation (NASDAQ: DNDN) today announced preliminary revenues for the fourth quarter ended December 31, 2013. Net product revenue for the quarter is expected to be approximately $74.8 million, up 10.1% on a sequential basis.

Recent Highlights:

•	Business has continued to strengthen

•	Community oncology grew 19% overall quarter over quarter

•	Community urology grew 2% overall quarter over quarter

•	Community accounts represent 72% of total sales

•	Academic grew 5% quarter over quarter

•	Continued large account growth

•	100 large accounts in Q4, up from 94 in Q3, 85 in Q2 and 54 in Q1

•	Continued to generate new physician interest in PROVENGE® (sipuleucel-T)

•	Added 31 net new accounts in Q4

•	Continued progress on restructuring and cost reduction plan to accelerate the path to profitability; continue to expect net benefits to begin to be realized as early as Q1 2014

•	Advancing automation efforts

•	Recently conducted a constructive meeting with the FDA regarding automation of the PROVENGE manufacturing process; Agency expressed its support for this effort

•	Cash on hand of approximately $199 million as of December 31, 2013

•	Continue to develop clinical data in the active cellular immunotherapy space

•	Plans to present data from ongoing immuno-oncology trials, which further elucidate the product potency and mechanism of PROVENGE, and surrounding investigational compound DN24-02, at ASCO-GU later this month

“Our preliminary fourth quarter results were driven by strong growth in our oncology accounts as well as improvements in urology and academic accounts,” said John H. Johnson, chairman, president and chief executive officer of Dendreon. “The DTC campaign is achieving expectations and we continue to experience growth in large accounts, where we see the greatest opportunity. With the increasing amount of data surrounding PROVENGE coming to the marketplace along with a broader understanding of immunotherapy in cancer, we continue to see our KOL support strengthening.”

Mr. Johnson concluded, “As we work to accelerate our financial progress, we are pleased to report that our automation efforts are moving forward. Once implemented, we expect automation to significantly lower our cost of goods sold, enabling us to accelerate our path to profitability, which remains a key goal.”

Dendreon will present at the 32nd Annual J.P. Morgan Healthcare Conference in San Francisco, CA, on January 15, 2014 at 2:30 p.m. PT. The presentation will be webcast live and available for replay from Dendreon’s website, www.dendreon.com. If you are unable to listen to the live webcast, it will be archived on the site following the presentation. To access the replay, go to the Investor Relations section of the website.

PROVENGE Indication and Important Safety Information

PROVENGE® (sipuleucel-T) is an autologous cellular immunotherapy indicated for the treatment of asymptomatic or minimally symptomatic metastatic castrate resistant (hormone refractory) prostate cancer. PROVENGE is intended solely for autologous use and is not routinely tested for transmissible infectious diseases.

The safety evaluation of PROVENGE was based on 601 prostate cancer patients in four randomized clinical trials who underwent at least one leukapheresis. The most common adverse events (incidence greater-than or equal to 15%) are chills, fatigue, fever, back pain, nausea, joint ache, and headache. Serious adverse events reported in the PROVENGE group include acute infusion reactions (occurring within 1 day of infusion) and cerebrovascular events. In controlled clinical trials, severe (Grade 3) acute infusion reactions were reported in 3.5% of patients in the PROVENGE group. Reactions included chills, fever, fatigue, asthenia, dyspnea, hypoxia, bronchospasm, dizziness, headache, hypertension, muscle ache, nausea, and vomiting. No Grade 4 or 5 acute infusion reactions were reported in patients in the PROVENGE group.

To fulfill a post marketing requirement and as a part of the company’s ongoing commitment to patients, Dendreon will conduct a registry of approximately 1,500 patients to further evaluate a small potential safety signal of cerebrovascular events. In four randomized clinical trials of PROVENGE in prostate cancer patients, cerebrovascular events were observed in 3.5% of patients in the PROVENGE group compared with 2.6% of patients in the control group.

For more information on PROVENGE, please see the full prescribing information at http://www.provenge.com or call 1-877-336-3736.

About Dendreon

Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development, commercialization and manufacturing of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy (ACI) product candidates designed to stimulate an immune response in a variety of tumor types. Dendreon’s first product, PROVENGE® (sipuleucel-T), was approved by the U.S. Food and Drug Administration (FDA) in April 2010. Dendreon is exploring the application of additional ACI product candidates and small molecules for the potential treatment of a variety of cancers. The Company is headquartered in Seattle, Washington, and is traded on the NASDAQ Global Market under the symbol DNDN. For more information about the Company and its programs, visit http://www.dendreon.com/.

Statements in this press release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements regarding the expected benefits of the recent and prior restructurings, the timing and elements of the restructurings, the timing and form of related charges, the expected annual operating expense reductions, expectations and beliefs regarding Dendreon’s financial position, profitability and Dendreon’s ability to break even and achieve improved performance as a result of the restructurings, statements regarding sequencing studies, statements regarding studies to advance understanding of immunotherapy and the treatment of advanced prostate cancer, statements regarding biomarkers, expectations about automation or the early detection study, expectations about advancing our pipeline, expectations regarding reductions of cost of goods sold, expectations regarding reimbursement approvals of PROVENGE® in Europe or Dendreon’s ability to launch and commercialize PROVENGE in Europe, expectations regarding the presentation of clinical data, developments affecting Dendreon’s U.S. and global business and prospects, beliefs and expectations regarding potential revenue and earnings from product sales, including beliefs regarding Dendreon’s ability to grow sales, expectations regarding market size, target market, and market opportunity, beliefs regarding the impact of our direct to consumer advertising, expectations with respect to our sales force execution and effectiveness, progress generally on commercialization efforts for PROVENGE, and expectations about clinical trial enrollments. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Dendreon’s actual results to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, our inability to achieve and sustain commercial success for PROVENGE; the identification of efficacy, safety or other issues with PROVENGE; a slower than anticipated adoption by treating physicians of PROVENGE for the treatment of patients with advanced prostate cancer for a variety of reasons, including competing therapies, instability in our sales force, the risk that we cannot replace vacant sales positions on a prompt basis, perceived difficulties in the treatment process, delays in obtaining reimbursement or for other reasons; any promotional limitations imposed by the FDA or the EU on our ability to commercialize and market PROVENGE; unexpected difficulties and costs associated with the rapid expansion of our commercial operations to support the commercial launch of PROVENGE; the impact of competing therapies on sales of PROVENGE, the failure to achieve reimbursement approvals in Europe, manufacturing or quality difficulties, disruptions or delays and other factors discussed in the “Risk Factors” section of Dendreon’s Annual Report on Form 10-Q for the quarter ended September 30, 2013. All forward-looking statements are qualified in their entirety by this cautionary statement. Dendreon is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

CONTACT:

Dendreon Corporation

Corporate Communications

Lindsay Rocco, 862-596-1304

media@dendreon.com